Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Barnes & Noble Education, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

TORO 18 HOLDINGS LLC

By:	/s/ Eric Singer
Eric Singer, President and CEO
Date:	07/08/2026

IMMERSION CORP

By:	/s/ Eric Singer
Eric Singer, President, CEO and Chairman
Date:	07/08/2026

MARTIN WILLIAM C

By:	/s/ William C. Martin
WILLIAM C. MARTIN
Date:	07/08/2026

Singer Eric

By:	/s/ Eric Singer
ERIC SINGER
Date:	07/08/2026

HOFFMAN EMILY

By:	/s/ Emily S. Hoffman
EMILY S. HOFFMAN
Date:	07/08/2026